Exhibit 99.2(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of American Beacon Apollo Total Return Fund of our report dated September 1, 2020, relating to the financial statements and financial highlights, which appears in American Beacon Apollo Total Return Fund’s Annual Report on Form N-CSR for the year ended June 30, 2020. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements”, “The Fund’s Service Providers” and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 28, 2020